Issuer Free Writing Prospectus
Dated November 17, 2010
Filed Pursuant to Rule 433
Registration Statement No. 333-166578
Capitol Federal Financial, Inc. (Proposed new Holding Company for Capitol Federal Savings Bank) Investor Presentation John B. Dicus Kent G. Townsend Joel N. Oliver NASDAQ: CFFN November 2010

Forward-Looking Statements
The Company has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates (Registration No. 333-166578).
Before you invest, you should read the prospectus dated November 12,
2010 in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting
EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any
underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request by calling Sandler O’Neill &
Partners, L.P. toll free at (866) 805-4128.
This presentation contains “forward-looking statements” which are made in good faith by us. These forward-looking statements are statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond our control. The words “may”, “could”, “should”,
“would”, “believe”, “anticipate”,
“estimate”, “expect”, “intend”, “plan”
and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause our future results to differ materially from the plans, objectives, goals, expectations, anticipations, estimates and intentions expressed in the forward-looking statements: our ability to continue to maintain overhead costs at reasonable levels; our ability to continue to originate a significant volume of one- to four-family mortgage loans in our market area; our ability to acquire funds from or invest funds in wholesale or secondary markets; the future earnings and capital levels of the Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; fluctuations in deposit flows, loan demand, and/or real estate values, which may adversely affect our business; the credit risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; results of examinations of the Bank by its primary regulator, the Office of Thrift Supervision (the “OTS”), including the possibility that the OTS may, among other things, require the Bank to increase its allowance for loan losses; the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of
Governors of the Federal Reserve System; the effects of, and changes in, foreign and military policies of the United States Government;
inflation, interest rate, market and monetary fluctuations; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for our products and services; our success in gaining regulatory approval of our products and services and branching locations, when required; the impact of changes in financial services laws and regulations, including laws concerning taxes, banking, securities and insurance and the impact of other governmental initiatives affecting the financial services industry; implementing business initiatives may be more difficult or expensive than anticipated; technological changes;
acquisitions and dispositions; changes in consumer spending and saving habits; our success at managing the risks involved in our business;
delays in the consummation of the conversion and offering; and the factors set forth under “Risk Factors” in the Company’s prospectus for the offering.
This list of important factors is not all inclusive. We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the
Bank.

Notice to Prospective Investors in the United Kingdom
This presentation is being made in the United Kingdom and is directed only at (i) persons having professional experience in matters relating to investments, being investment professionals within the meaning of
Article 19(5) of the Financial Services and Markets Act 2000 (Financial
Promotion) Order 2005 as amended (the “FPO”); (ii) high net worth companies, unincorporated associations and other bodies within the meaning of Article 49 of the FPO; and (iii) persons to whom it is otherwise lawful to make the presentation.
The investment or investment activity to which this presentation relates is available only to such persons and will be engaged in only with such persons. Persons who fall outside categories (i) or (ii) above must check that they fall within category (iii). If they do not they should not attend this presentation. Any person who does not fall within categories (i) to (iii) above should not rely on or act upon the matters communicated at this presentation.
By accepting this document and not immediately returning it, you warrant, represent, acknowledge and agree that you (a) fall within categories (i)
to (iii) above; (b) have read, agree to and will comply with the contents of this notice; and (c) will conduct your own analyses or other verification of the data set out in this document and will bear the responsibility for all costs incurred in doing so.
Any person falling outside categories (i) to (iii) who has received any document forming part of this presentation must return it to Seymour
Pierce immediately.

Notice to Prospective Investors in Korea
Our securities may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the
Financial Investment Services and Capital Markets Act and the Foreign
Exchange Transaction Law and the decrees and regulations thereunder. Our securities have not been registered with the Financial Services
Commission of Korea for public offering in Korea. Furthermore, our securities may not be resold to Korean residents unless the purchaser of our securities complies with all applicable regulatory requirements
(including but not limited to government approval requirements under the
Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of our securities.

Use of Non-GAAP Financial Measures
This presentation contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include tangible common equity, tangible common equity per share, tangible assets and core earnings (excluding net gain on sale of loans and securities).
Tangible common equity, tangible common equity per share and tangible assets are calculated by excluding any intangible assets (of which we currently have none) from stockholders’ equity and assets. We believe that this is consistent with the treatment by the Office of Thrift
Supervision, our regulatory agency, which excludes any intangible assets from the calculation of risk-based capital ratios. Accordingly, management believes that these non-GAAP financial measures provide information to investors that is useful in understanding the basis of our risk-based capital ratios.
Core earnings are defined as net income before extraordinary items, less the after-tax portion of income/(loss) from sale of investment securities or loans and nonrecurring items. Management believes that presenting core earnings is useful in assessing our core operating performance and trends, particularly during periods of economic stress.
These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of tangible common equity, tangible assets and core earnings excluding the items noted above, this presentation may not be comparable to other similarly titled measures as calculated by other companies.
A reconciliation of the non-GAAP measures to the nearest GAAP measure is provided in the appendix to this presentation.

Offering and Investment Summary 6

Offering Summary
Transaction Structure: Syndicated public offering of common stock in conjunction with second-step conversion Issuer: Capitol Federal Financial, Inc.
Price Per Share:  $10.00
Shares Offered:  118,150,000 (Minimum) to 159,850,000 (Maximum) Gross
Proceeds:  $1.18 Billion (Minimum) to $1.60 Billion (Maximum) Pro
Forma Shares Outstanding:  167,494,965 (Minimum) to 226,610,835 (Maximum) Exchange /
Symbol:  NASDAQ Global Select Market / CFFN (1)
Sole Book-running Manager: Sandler O’Neill + Partners, L.P. Co-managers: Keefe,
Bruyette & Woods, Inc. Morgan Keegan & Company, Inc.
RBC Capital Markets Corporation Sterne, Agee
& Leach, Inc.
Stifel, Nicolaus & Company, Inc.
Expected Pricing Date:  Week of December 13th
(1) The stock will trade as CFFND for the first 20 days following conversion, after which time it will trade as CFFN

Pro Forma Financial Information (June 30, 2010 data from Appraisal)
Minimum of
Offering Range
(1)
Number of Shares Offered
118,150,000
Number of Shares Issued to Existing Stockholders
49,344,965
Exchange Ratio
2.2637x
Pro Forma Shares Outstanding
167,494,965 Pro Forma Tangible Common Equity to Tangible Assets Ratio
20.95% Pro Forma Tangible Book Value Per Share
$11.91 Price / Pro Forma Tangible Book Value
83.9% Price / Pro Forma LTM Core Earnings (2)
23.9x
Peers Median (3)  At August 30, 2010  At
November 10, 2010 Price / Tangible Book Value  115.8%  126.3% Price / LTM Core Earnings (2)
14.4x  15.7x
Note: CFFN pricing ratios based on financial data as of and for the twelve months ended June 30, 2010 (Source: appraisal report dated
August 30, 2010) (1) Minimum of the offering range for illustrative purposes; see page 48 for complete appraisal range (2) Core earnings defined as net income before extraordinary items less the after-tax portion of income/(loss) from sale of investment securities or loans and nonrecurring items; see Non-GAAP Financial Measures on page 53 for details
(3) Appraisal peer group selected
by independent appraiser RP Financial, LC. consists of BKMU,
BRKL, DNBK, DCOM, FFCH, FFIC, PBNY, TRST, WFSL; appraisal peer financial data as of June 30, 2010 and pricing data as of August 30, 2010 and November
10, 2010

Company Overview
History
Founded in 1893
Reorganized into the MHC structure and completed initial public offering of $378 million in 1999
Current Statistics (1)
35 branch offices, 11 in-store locations
#2 ranked deposit market share in the state of Kansas (2)
4th largest bank or thrift by total assets headquartered in
Kansas and Missouri (3)  Total assets of $8.5 billion  Net
loans of $5.2 billion  Deposits of $4.4 billion  Total
stockholders’ equity of $962 million
Market Capitalization
Pro forma market cap of $1.7 billion (4)
6th largest publicly traded thrift in the US based on pro forma market cap (5)
(1) As of September 30, 2010
(2) Source: SNL Financial, based on FDIC deposit data as of June 30, 2010 (3)
Source: SNL Financial; financial data as of September 30, 2010 (4) At closing, assuming offering at minimum of appraisal range as shown on page 48 (5) Source:
SNL Financial as of November 10, 2010

Conversion and Offering Rationale
Eliminate concerns about the impact of regulatory reform on MHC structure
MHC dividend waiver rules in doubt: if not permitted, would result in substantial decline in dividend payments to minority stockholders
Second-step conversion regulations do not yet exist under the Fed: may result in unfavorable treatment for existing and/or new stockholders 10

Business Strategy
1) Core competencies: single family portfolio lending, building core deposit base
2) Low-risk credit model: excellent asset quality metrics
3) Efficient operator: control expenses
4) Track record of building stockholder value: prudent uses of capital drive returns
Cash dividends
Share repurchases
Consistent generation of income

Financial Highlights & Stockholder Returns
Efficient income generator (September 30, 2010 data)
Net income of $15.4 million and $67.8 million for the 3 months ended and 12 months ended, respectively
Net interest margin of 2.06% (1)
Efficiency ratio of 44.0% (1)
ROAA of 0.80% (1)
ROAE of 7.09% (1)
Focus on building stockholder value
Combination of quarterly cash dividends, special annual cash dividends and stock price appreciation Average annual returns to stockholders of 19.0% (2) Total returns to stockholders of 340%
(2) Cumulative cash dividends to public shareholders of $20.47 per share, aggregate of $425 million (3) Share repurchases of
22.0 million shares ($368 million), or 56.1% of public shares issued in IPO
(1) For the twelve months ended September 30, 2010
(2) Based on an initial investment of $10.00 per share in April 1999 through
November 10, 2010; includes stock price appreciation and cash dividends paid through November 5, 2010 (3) Includes quarterly and special cash dividends paid through November 5, 2010

Historical Share Repurchases & Cash Dividends
Cumulative Shares Repurchased Following Initial Public Offering from 2000 to 2004
Note: Shares in millions
53% of shares issued in IPO repurchased by 2004
39.3 million shares issued in IPO in 1999
30.0 25.0 20.0 15.0 10.0 5.0 0.0
20.7
20.8
20.0
12.5
11.1
FY 2000  FY 2001  FY 2002  FY 2003
FY 2004
Dividend Payout Ratio and Dividend Yield Since 2005
150%
10.0%
120% 6.9% 133.1% 7.1% 8.0% 5.8% 5.6%
5.4% 5.4% 90% 6.0% 97.4% 60% 81.3% 71.3%
4.0% 62.6% 66.5% 30% 2.0%
0%  0.0% FY 2005  FY 2006  FY 2007  FY 2008  FY 2009
FY 2010
Dividend Payout Ratio (1)  Dividend Yield (2)
(1) Dividend Payout Ratio calculated as aggregate dividends paid / net income for the fiscal year (2) Dividend Yield calculated as aggregate dividends paid /
average share price for the fiscal year

Capital Utilization Strategies
1)  Partial use of initial net proceeds  Repay outstanding
debentures  Contribution to charitable foundation  ESOP
loan
2)  Balance sheet growth
Disciplined loan and securities purchases
Market dislocation and challenged competitors will create
lending opportunities  Continue to work to identify de novo
branching opportunities
3) Cash dividends and share repurchases
100% dividend payout ratio in a combination of quarterly and special annual cash dividends (1)  $0.075 quarterly cash
dividend first year post-closing  One-time “welcome dividend” of
$0.60 per share anticipated following offering, if approved by Board of Directors and
regulators (2)
Continuation of share repurchases (3)
4)  Acquisitions  Branches and deposits  Whole thrifts and
banks
(1) Expected dividend payout ratio for the first two fiscal years following completion of the offering
(2) CFFN intends to seek regulatory approval to pay a one-time, special dividend of $0.60 per share; no assurances can be given as to whether or when such approval may be obtained (3) By regulation, share repurchases are not permitted until the 1st anniversary of the closing of the offering

Share Repurchases
Will utilize cash at holding company for share repurchases following expiration of regulatory prohibition (1)
50% of net proceeds to be retained by holding company (estimated $425 million (2) at minimum of appraisal range after initial uses of proceeds)
Board will establish share repurchase levels based on market conditions and impact on tangible book value and earnings per share
(1) By regulation, share repurchases are not permitted until the 1st anniversary of the closing of the offering (2) See page 8 in the prospectus for detailed description of net proceeds retained by holding company

Illustrative Cash Dividends
Example Per
Share Amount
1)  Quarterly cash dividends per share (1) $0.075
Annual quarterly cash dividends per share (2)
$0.30
2) Special annual cash dividend
For first two fiscal years following offering, intend to pay remaining net income in excess of quarterly dividends in special annual cash dividend;
payment of this special annual cash dividend is subject to Board approval and financial standing at time of payment
Example:  special annual cash dividend if earnings per share = $0.20 (3)
$0.00
Example:  special annual cash dividend if earnings per share = $0.30 (3)
$0.00
Example:  special annual cash dividend if earnings per share = $0.40 (3)
$0.10
3) “Welcome dividend” per share (4)
One-time “welcome dividend” anticipated following offering;
$0.60 will only be paid if approved by Board of Directors and regulators
Note: Example purposes only; no assurances that any of the following may occur:
(1) Expected quarterly cash dividends for the first fiscal year following completion of the offering (2) Simple annualization of expected quarterly cash dividends for the first fiscal year following the completion of the offering
(3) CFFN intends to pay a special annual cash dividend in an amount equal to the earnings in excess of the total quarterly cash dividends paid in the prior year; should earnings not exceed the quarterly cash dividends, CFFN may not choose to pay a special
annual  cash dividend (4) CFFN intends to seek regulatory
approval to pay a one-time, special dividend of
$0.60 per share; no assurances can be given as to
whether or when such approval may be obtained

Disciplined Acquisition Strategy
Will analyze acquisition opportunities for potential stockholder value creation against other capital utilization options Regulatory reform impact on potential target institutions
Primary focus of acquisition opportunities:
Located within current footprint or in surrounding areas (eg. MO,
OK, NE, IA) Located in markets with at least 50,000 residents
Thrifts or banks with total assets of $200 million to $4.0 billion
Branch acquisitions with core deposits Selective FDIC
acquisitions if attractively structured
Will apply these focus characteristics to markets within 300 miles of
Topeka: 134 thrifts or banks with Texas Ratio < 50% (1) 45
thrifts or banks with Texas Ratio > 50% (1)  $268 billion of deposits (2) held by institutions in these target markets
Note: Financial information as of September 30, 2010 where available, otherwise as of June 30, 2010; Source: SNL Financial (1) Texas Ratio defined as loans
30-89 days past due + loans > 90 days past due + NPAs / TCE + LLR (2) Deposit data as of June 30, 2010

Experienced Board and Management Team
A key to CFFN’s success has been its long-tenured and engaged executive officers Following the offering, Board and management will own approximately 4.5 million shares (1)
John B. Dicus  Kent G. Townsend  Rick C.
Jackson Chief Executive Officer  EVP, Chief Financial Officer  EVP, Chief
Lending Officer
Chairman, President & CEO  Chief Financial Officer since  Chief
Lending Officer since 2005  February 2010
Became Chairman in January
2009, CEO in 2003 and  Treasurer from 2005-2007
Community
Development President in 1999 Senior Vice President & Director
from 1993-2010 Controller from 1999-2005
Joined the Bank in 1985 Joined the
Bank in 1993
Joined the Bank in 1984
Larry K. Brubaker  R. Joe Aleshire  Joel N.
Oliver EVP, Corporate Services  EVP, Retail Operations  Chief
Investment Officer
Executive Vice President for  Executive Vice President for  Chief
Investment Officer & Corporate Services since 1997 Retail Operations since
1997 Treasurer since 2007
Eastern Region Manager from  Wichita Area Manager from  Liability
Manager at FHLB 1990-1997  1980-1997  Topeka from
2000-2007
Joined the Bank in 1971  Joined the Bank in 1973  Joined the
Bank in 2007
(1) Includes Directors, Chairman Emeritus and Executive Officers; based on total common stock to be held post-offering at minimum of the pricing range with an exchange ratio of 2.2637 shares for each share of CFFN; includes expected share purchases in the offering

Branch Franchise & Market Characteristics 46 locations46 locations (3) (3)
Branches located primarily in major $95.4 million average $95.4 million average deposits per location deposits per location metropolitan areas of Eastern
Kansas Drives efficiency ratio Drives ratio Median household income in broad market area of $63k versus $52k in Kansas and $54k nationwide (1) Largest portion of deposits located in Kansas City MSA 41% of total deposit franchise
Kansas City branches primarily in Diversified and healthy economy Johnson
County, one of the fastest growing counties in Kansas (7.4% Kansas unemployment rate has projected population growth between consistently trailed the national average 2010-2015 versus 2.4% in the state of (currently 6.6% vs. 9.6%
nationwide) (4) Kansas) (2) (1) Source: ESRI demographic data per SNL Financial as of July 2010; CFFN market area household income calculated as the weighted average by county deposits (2) Source: ESRI demographic data per SNL Financial
(3) Includes 35 branch offices and 11 in-store locations; average deposit data as of June 30, 2010 (4) Source: Bureau of Labor Statistics; seasonally adjusted unemployment rates as of September 30, 2010; see page 41 19

Loan Portfolio
Loan Portfolio as of September 30, 2010  Loan Portfolio Characteristics (at
9/30/10)
Primary lending activity is the
1%  4%
1%  origination and purchase of 1-4 family
residential loans
17%
1-4 family residential and home equity
loans comprise approximately 98% of
total loans
Weighted average LTV of 66% and weighted
average credit score of 760 in
58%
the originated 1-4 family portfolio
19%
10% of portfolio nationwide purchased
loans
Geographic Distribution of Loan
Portfolio
10%
30 Year fixed rate  Multi-family and CRE 15 Year fixed rate  Construction
Adjustable rate  Home equity & other
15%
Kansas Missouri Other
Yield on loans (1) = 5.20%
75%
(1) Average yield on total loans for the three months ended September 30, 2010

Asset Quality Trends
Strong underwriting standards and full-documentation loans have maintained credit quality metrics consistently below peers At
September 30, 2010, non-performing loans totaled $32.0 million or 0.62%
of total loans; $4.0 million net charge-offs
since September 30, 2009 and $6.5 million net charge-offs since September 30, 2007
Historical Asset Quality
Non-performing Loans / Total Loans (%)  NCOs /Average Loans (%)
3.00% 0.60%
0.59% 2.49% 2.50% 0.41% 2.21% 0.45% 2.00%
1.50%  0.30%
0.17% 0.94% 1.00% 0.55% 0.62% 0.15%
0.41% 0.08% 0.08% 0.50%0.26% 0.27% 0.26% 0.07% 0.05%0.04% 0.09% 0.11%
0.14% 0.00% 0.00% 0.00%0.00% 0.00%0.00% 2005 2006 2007 2008 2009 2010 2005
2006 2007 2008 2009 2010
CFFN  Peers (1)
(1) Source: SNL Financial; median values for peer group, which includes nationwide thrifts over $1.0 billion in assets traded on the NYSE, AMEX or
NASDAQ (64 total); financial data as of September 30, 2010 where available, otherwise as of June 30, 2010

Successful Track Record of Loan Purchases
Required to meet strict underwriting standards and undergo detailed loan file review Provides geographic diversification and helps mitigate interest rate risk Servicers are monitored regularly Loans purchased in fiscal YTD 2010 had an avg. credit score of 723 and a weighted avg. LTV of 47% (1)
$1,200
$1,120
$1,000
$868 $857 $811  $803  $821
$800
$645
$600
$400  $329  $333
$200  $144
$120
$111
$0
2005  2006  2007  2008  2009
2010
Loan Originations  Loan Purchases
Note: Dollars in millions; CFFN’s fiscal year ends September 30th
(1) Based upon the loan balance at the time of purchase and the lower of the purchase price or appraisal at origination

Funding Sources
Total Deposits as of September 30, 2010  Funding Mix Characteristics (at
9/30/10)
11%
Core deposits (1) comprised 80% of total 20%
deposits of $4.4 billion
5%
Total borrowings of $3.0 billion
$1.2 billion unused borrowing capacity at
22%  FHLB
$1.6 billion of securities were also
available as collateral for additional
42%
borrowings (3)
Checking  Money market  Certificates > $100K Savings  Certificates <
$100K
Cost of deposits (2) = 1.65%
(1) Core deposits equals total deposits less certificates of deposit greater than $100,000 (2) Average rate paid on deposits for the three months ended
September 30, 2010 (3) Securities available for collateral include AFS and HTM securities

Cost Control Metrics
80.0%
73.0%
75.0%  70.3%
68.9%
70.0%
66.9%
65.3%
65.0%  61.1% 60.0%
55.0%  59.6% 50.0%
45.0%  49.9%
48.0%
45.6%
40.0%
44.0%
41.2%
35.0%
30.0%
2005  2006  2007  2008  2009
2010
Efficiency Ratio (1)
CFFN  Peers (2)
Operating Expense / Average Total Assets
2005  2006  2007  2008
2009  2010
CFFN  0.87%  0.88%  0.98%  1.04%
1.14%  1.06% Peers (2)  2.35%  2.27%  2.25%
2.44%  2.47%  2.57%
(1) Efficiency ratio calculated as noninterest expense divided by net interest and dividend income plus noninterest income (2) Source: SNL Financial; median values for peer group, which includes nationwide thrifts over $1.0 billion in assets traded on the NYSE, AMEX or NASDAQ (64 total); financial data as of
September 30, 2010 where available, otherwise as of June 30, 2010

Securities Portfolio Securities Portfolio as of September 30, 2010 Securities
Portfolio Characteristics (at 9/30/10) 3% $2.9 billion securities portfolio (3)
30% Approximately 54% of the investment portfolio consisted of pass-through mortgage-backed securities issued by 43% Fannie Mae and Freddie Mac Remainder of portfolio primarily consisted of US agency and municipal securities, WAL of
0.83 years 24% $1.1 billion of securities were classified as available for sale
Mortgage-backed securities: fixed rate GSE debentures Mortgage-backed securities: variable rate Other securities (1) Yield on securities (2) = 2.96%
(1) Other securities include municipal bonds ($70.6 million) and trust preferred securities ($3.7 million) (2) Average yield on total securities portfolio for the three months ended September 30, 2010 (3) Excludes investment in FHLB stock of $121M 25

Interest Rate Risk Management
Manages interest rate risk on a whole-bank basis, not based on individual portfolios
Offset long-term residential mortgage assets with shorter maturity investments
Offset generally short-term deposit funding with longer term borrowings
Maximize earnings stability
Monthly measurement of interest rate risk using industry best practices
Market value of portfolio equity
Net interest income over a two-year horizon
Sensitivity to parallel and non-parallel interest rate shocks
Re-pricing of assets and liabilities, Gap analysis
Cash flow analysis, liquidity stress testing

Weighted Average Life of Portfolios
Weighted Average Life by Portfolio
Total Interest Earning Assets  Total Interest Bearing
Liabilities
4.45 yrs 4.45 yrs  3.93 yrs 3.93 yrs  3.13 yrs 3.13 yrs
3.25 yrs 3.25 yrs
8.00
6.65 6.64 7.00 6.00 4.67 4.58 4.52
5.00 3.99
4.00 3.19 3.12 3.00 2.00 1.53 1.28 0.82
1.09 1.00
Weighted Average Life (years) 0.00
Investment  Mortgage Backed Loans Receivable(1) Transaction(2)  Certificates of (2)  Borrowings(1)
Securities  Securities  Deposits  Deposit
September 30, 2009  June 30, 2010
September 30, 2009  June 30, 2010 Amount  Yield
Amount  Yield
Investment Securities  $408  1.93%  $1,042
1.75% Mortgage Backed Securities  2,006  4.43  1,638
4.12 Loans Receivable  5,581  5.36  5,370
5.14 Transaction Deposits  1,510  0.67  1,669
0.50 Certificates of Deposit  2,699  2.29  2,677
2.56 Borrowings  3,125  4.08  3,112
4.04
Note: Dollars in millions
(1) WAL derived from proprietary interest rate risk model
(2) Transaction Deposit WAL derived from proprietary interest rate risk model based on historical analysis of decay rates on deposit accounts

Investment Summary
Steady profitability and stockholder returns
Strong earnings trend throughout the credit crisis
Average annual return to stockholders since IPO of 19.0% (1) $20.47 per share in aggregate cash dividends since IPO (2)
Excellent asset quality
NPAs / assets ratio of 0.49% (3)
Conservative loan underwriting
Robust capital position
Did not accept TARP funds
TCE / TA ratio of 11.33% pre-offering (3) and 20.95% pro forma post-offering (4)
Significant Midwest banking franchise
#2 deposit market share position in the state of Kansas (5)
Economically one of the most stable market areas in the US
12th largest thrift in the nation based on total assets (5)
Experienced and proven management team focused on stockholder value
(1) Based on an initial investment of $10.00 per share in April 1999 through
November 10, 2010; includes stock price appreciation and cash dividends paid through November 5, 2010 (2) Includes quarterly and special cash dividends paid through November 5, 2010 (3) As of September 30, 2010 (4) Pro forma June 30,
2010 consolidated capital based on minimum of appraisal range as shown on page
48 (5) Source: SNL Financial; deposit market share position based on FDIC data as of June 30, 2010; total assets as of September 30, 2010

Appendix A: Historical Financial Summary Historical Financial Summary 29

Total Assets  Loans Receivable, Net
$10,000 $6,000 $5,464 $5,604 $8,487 $5,221 $5,290
$5,321 $5,168 $8,410 $8,199 $8,404 $8,055 $7,676 $5,000 $8,000
$4,000 $6,000 $3,000 $4,000 $2,000
$2,000 $1,000
$0  $0
2005  2006  2007  2008  2009  2010  2005  2006  2007
2008  2009  2010
Deposits  Total Equity
$5,000 $1,000 $4,229 $4,386 $962 $3,960 $3,900
$3,923 $3,924 $941 $4,000 $950
$3,000 $900 $865 $868
$871 $863 $2,000 $850
$1,000  $800
$0  $750
2005  2006  2007  2008  2009  2010  2005  2006  2007
2008  2009  2010
Note: Dollars in millions; CFFN’s fiscal year ends September 30th

Historical Financial Summary
Tang. Common Equity / Tang. Assets (1)  Core Capital  / Tang. Assets
(2)
12.0%  10.5%  10.3% 11.3%  11.2%  11.3%
10.0%
10.0%
10.8% 10.0%
9.8% 11.0% 10.5% 10.3% 9.5% 10.0% 9.5% 9.1% 9.0%
9.0%
8.0%  8.5%
7.0%  8.0%
2005  2006  2007  2008  2009  2010  2005  2006  2007
2008  2009  2010
Tier 1 Risk-Based Capital Ratio (2)  Total Risk-Based Capital Ratio
(2)
25.0% 22.9% 23.1% 23.2% 23.5% 25.0% 23.8% 22.6%
23.0% 23.3% 22.5% 22.8% 21.3% 21.3% 20.0% 20.0%
15.0%
15.0% 10.0%
5.0%  10.0%
2005  2006  2007  2008  2009  2010  2005  2006  2007
2008  2009  2010
(1) Based on consolidated financial information (2) Regulatory capital ratios at the bank level

Historical Financial Summary
Net Interest Margin  Net Income
3.50% $100 3.23% 3.23% 2.99%2.97% 3.04% 3.00% 2.83% $80 $65.1 $66.3
$67.8 2.50% $60 $51.0 2.20% $48.1 2.06% 2.00% 1.87% 1.75% $40 $32.3 1.57% 1.50%
1.36% $20
1.00%  $0
2005  2006  2007  2008  2009  2010  2005  2006  2007
2008  2009  2010
Return on Average Assets  Return on Average Equity
1.00%  10.00%
0.9% 8.8% 0.8% 0.8% 0.8% 0.7% 7.6%
0.80% 8.00% 7.3% 7.1% 0.7% 0.7% 0.6% 6.1% 5.9% 0.60%
0.5% 5.6% 6.00% 5.2% 0.4% 0.4% 0.4% 3.7% 0.40% 4.00%
3.1% 3.5% 2.4% 0.20% 2.00%
0.00%  0.00%
2005  2006  2007  2008  2009  2010  2005  2006  2007
2008  2009  2010
CFFN  Peers (1)
Note: Dollars in millions; CFFN’s fiscal year ends September 30th
(1) Source: SNL Financial; median values for peer group, which includes nationwide thrifts over $1.0 billion in assets traded on the NYSE, AMEX or
NASDAQ (64 total); financial data as of September 30, 2010 where available, otherwise as of June 30, 2010

Appendix B: Building Stockholder Value 33

Building Stockholder Value
Earnings Per Share  Tangible Book Value Per Share
$1.25  $14.00
$13.11
$1.00 $0.90 $0.91 $0.93 $12.85 $13.00 $0.70 $0.75 $0.66 $11.91
$11.89 $11.88 $11.93 $12.00 $0.50 $0.44 $11.00 $0.25
$0.00  $10.00
2005  2006  2007  2008  2009  2010  2005  2006  2007
2008  2009  2010
Dividends Per Public Share (1)  Dividend Yield (2)
$3.00  8.0%
7.1%
6.9% $2.50 $2.30 $2.29 $2.09$2.11 5.8% 5.6% $2.00 $2.00
6.0% 5.4% 5.4% $2.00
$1.50  4.0%
$1.00
2.0% $0.50
$0.00  0.0%
2005  2006  2007  2008  2009  2010 (1)  2005  2006  2007
2008  2009  2010
Note: CFFN’s fiscal year ends September 30th
(1) Aggregate dividends paid during the fiscal year; for all periods shown,
Capitol Federal Savings Bank MHC waived its right to receive dividends paid on
CFFN common stock with the exception of the $0.50 per share dividend paid on
500,000 shares in February 2010 and 2005; public shares exclude shares held by
Capitol Federal Savings Bank MHC, as well as unallocated ESOP shares (2)
Aggregate dividends paid during the fiscal year / average market price during the fiscal year

Appendix C: Disciplined Credit Administration 35

Disciplined Credit Administration
Conservative loan approval authorities
No individual underwriter has approval authority over $500,000, including Chief Lending Officer and Chief Executive Officer
Loans in excess of $500,000 underwritten by two of CFFN’s most experienced underwriters
Loans greater than $750,000 must be approved by ALCO
All new loan requests over $1.5 million require Board of Directors approval
Detailed loan review process
A review of loan relationships that include non-residential loans with aggregate committed exposure of $1.5 million or more is performed on an annual basis with ratification of grading
A sample of at least 5% of all loans closed in a month under $1.5 million is reviewed as part of our quality control program

Disciplined Credit Administration
A history of safe and sound underwriting standards
Traditional underwriting standards in accordance with FHLMC and FNMA underwriting guidelines
Full documentation to support applicant’s credit and income history
Verification of sufficient funds to cover all fees and reserves at closing
Qualifying ratios reflecting the applicant’s ability to repay
Appraisals performed by appraisers independent of the loan origination function

Appendix D: Repricing of Time Deposits and Wholesale Funding 38

Repricing of Time Deposits and Wholesale Funding
Time Deposit and Wholesale Funding Repricing Schedule as of September 30, 2010
CDs  Borrowings (1) Maturing:  Amount
Rate  Amount  Rate
2011 $ 1,516.7 1.97% $ 476.0
4.42% 2012 596.4 2.70 500.0 3.67 2013
288.8 2.61 670.0 3.74 2014 189.7 2.66
550.0 3.33 2015 133.4 2.91 220.0
3.50 After 2015 2.2 3.02 575.0 3.51 Total
$ 2,727.2 2.29% $ 2,991.0 3.70%
Note: Dollars in millions
(1) Contractual balance and weighted average contractual rate of borrowings as of September 30, 2010

Appendix E: Demographic and Economic Profile 40

Demographic Profile

Market / County	# of Offices	Total Loans[1]	Total Deposits[2]	Market Share (%)[2]	Population[3]	Projected 2010-2015 Population Growth (%)[4]	Projected 2010-2015 Median HHI Growth (%)[4]	Unemployment Rate (%)[5]
Kansas								
Johnson	20	$ 2,536,769	$ 1,850,815	12.7 %	549,792	7.41 %	15.60 %	6.4 %
Shawnee	7	457,508	1,310,799	29.7	176,464	1.57	14.24	7.0
Sedgwick	7	892,739	526,239	5.6	488,178	4.18	12.77	8.3
Douglas	4	259,160	408,079	22.7	115,494	8.10	15.52	5.9
Riley	2	97,550	187,295	14.0	70,367	6.36	14.81	4.6
Lyon	1	40,531	146,707	27.3	35,574	(0.8)	14.33	6.3
Saline	1	36,656	121,443	8.8	54,889	0.68	14.77	5.8
Wyandotte	1	1,142	10,565	0.4	154,415	(1.08)	15.76	9.5
Butler	1	752	1,681	0.2	65,301	3.14	13.51	7.8
Total	**44**	**$ 4,322,807**	**$ 4,563,623**	**7.6 %**		**4.57 %**	**14.50 %**	**7.2 %**
State of Kansas						**2.40 %**	**13.78 %**	**6.6 %**
Missouri								
Platte	1	$ 10,658	$ 2,907	0.3 %	88,425	9.44 %	12.63 %	7.9 %
Clay	1	--	652	0.0	220,933	10.06	13.92	8.4
Total	**2**	**$ 10,658**	**$ 3,559**	**0.0 %**		**9.88 %**	**13.55 %**	**8.3 %**
State of Missouri						**2.92 %**	**12.95 %**	**9.3 %**
National Total						**3.85 %**	**12.39 %**	**9.6 %**

Note: Dollars in thousands

(1) Financial data as of June 30, 2010; segmented by originating branch, not location of collateral; excludes $1.0 billion of purchased or correspondent loans

(2) Based on the FDIC/OTS Summary of Deposits report as of June 30, 2010

(3) Estimated July 1, 2010 population provided by U.S. Census Bureau

(4) Projections for the years 2010-2015 provided by the U.S. Census Bureau; CFFN totals weighted by county population

(5) County unemployment rates not seasonally adjusted as of September 30, 2010; state and national rates seasonally adjusted as of September 30, 2010

41

Economic Profile
Economic Profile - Unemployment (1)  Economic Profile - Household Price Indices
(2)
11.0%  200%
10.0%
9.6%  180% 9.0%
8.0%  160%
7.4%
7.0%  148% 6.6%
140%  138%
6.0%
134%
5.0%  120%
4.0%
100% 3.0%
2.0%  80%
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010  2000 2001 2002 2003 2004 2005 2006 2007
2008 2009 2010
Nationwide  Kansas  CFFN (3)  Case-Shiller National  OFHEO
National OFHEO Kansas
(1) Source: Bureau of Labor Statistics; Nationwide and Kansas unemployment rates as of September 30, 2010, seasonally adjusted (2) Source: Federal Housing
Finance Agency; quarterly household price indices as of June 30, 2010 (3)
Source: FactSet; unemployment rate in CFFN counties as of September 30, 2010;
weighted by county population as of July 1,
2010; not seasonally adjusted

Economic Profile
Primarily located in Eastern Kansas  Kansas Gross Domestic Product by Industry
(1)
markets characterized by stable economic
15.2%
growth  18.1%
Diversified economic drivers
Kansas unemployment rate has consistently  3.6% trailed the national average
(currently 6.6%  14.2% vs. 9.6% nationwide) (2)
3.6%
Effects of financial crisis less pronounced in  5.6% Kansas
Kansas home price index down 2%  5.6%
12.8%
compared to recent highs vs. 11% decrease nationwide (3)  5.9%
7.2%
8.2%
During the first half of 2010, 0.54% of
Kansas housing units received a  Manufacturing
Government foreclosure notice vs. 1.28% nationwide (4)  Trade
Real estate/rental/leasing
Health
care/social
assistance
Information
Finance
and
insurance
Professional
and
technical
Transportation
services
Other
Construction
(1) Source: Bureau of Economic Analysis and U.S. Department of Commerce; gross domestic product as of 2008 (most recently available data) (2) Source: Bureau of Labor Statistics; seasonally adjusted unemployment rates as of September 30,
2010; see page 41 (3) Source: Federal Housing Finance Agency; quarterly housing price index for Kansas and U.S., respectively; see page 42 (4) Source:
RealtyTrac

Appendix F: Disciplined Acquisition Strategy 44

Disciplined Acquisition Strategy
Will consider expanding the current franchise in selective markets through acquisitions of branches and deposits or acquisitions of whole financial institutions that fit with current business model
Careful consideration of credit risk, compliance risk and interest rate risk
Opportunities include:
Branch and deposit acquisitions
Loan and asset acquisitions
Acquisitions to strengthen the current market footprint
Acquisitions to extend the franchise to adjacent markets, or to establish a presence in a new market Whole company acquisitions of healthy thrifts, commercial banks and financial services companies in other lines of
business
Discounted acquisitions of distressed institutions
FDIC acquisitions if attractively structured

Disciplined Acquisition Strategy
Focus on strategic attributes of potential acquisitions:
Franchise fit, attractive market characteristics
Balance sheet makeup:  deposit strength, asset base, capital base
Social fit / cultural fit / technological fit
Additive to combined employee base
Focus on growth through the enhancement of customer driven relationships
Complementary or additive products and business lines
Focus on financial metrics of potential acquisitions:
Internal rate of return on acquisition versus returns on
alternative capital utilization options Pro forma capital impact
Pro forma credit metrics Impact on tangible book value and
earnings per share Impact on net interest margin, funding costs, asset yields Pro forma return metrics (ROAA, ROAE, ROATCE)

Appendix G: Overview of Indicative Valuation Range 47

Overview of Indicative Valuation Range (June 30, 2010 data from Appraisal)
Capitol Federal Financial, Inc.
Minimum Midpoint
Maximum 118,150,000 139,000,000
159,850,000 Shares Shares
Shares
Gross Proceeds of Stock Offering  $ 1,181,500  $ 1,390,000
$ 1,598,500 Market Value of Shares Issued in the Exchange  493,450  580,529
667,608 Pro Forma Market Capitalization  $ 1,674,950  $ 1,970,529
$ 2,266,108
Pro Forma Core LTM EPS (1)  $ 0.42  $ 0.36
$ 0.32
Pro Forma Tangible Book Value Per Share  $ 11.91  $ 11.09
$ 10.47
Offer Price / Pro Forma Core LTM EPS (1)  23.9 x  27.7 x
31.3 x
Offer Price / Pro Forma Tangible Book Value Per Share  83.9%  90.2%
95.5%
Pro Forma Tangible Common Equity / Tangible Assets  20.95%  22.49%
23.96%
Exchange Ratio  2.26 x  2.66 x
3.06 x
Note: Dollars in thousands, except per share information; pricing ratios based on financial data as of period ended June 30, 2010 Source: RP Financial, LC.
appraisal report dated August 30, 2010 (1) Per RP Financial, LC.; core earnings defined as net income before extraordinary items less the after-tax portion of income/(loss) from sale of investment securities or loans and nonrecurring items; see Non-GAAP Financial Measures on page 53 for details

Appendix H: Transaction Structure 49

Transaction Structure
Pre-Transaction  Post-Transaction
Capitol Federal Savings Bank MHC  Public Investors  Public Investors
71%  29%  100%
Capitol Federal Financial  Capitol Federal
Financial, Inc.
100%  100%
Capitol Federal Savings Bank  Capitol Federal
Savings Bank
Pre-Transaction Ownership  Post-Transaction Ownership
29%  29%
71%
71%
Capitol Federal Savings Bank MHC Existing Public Investors  New Public Investors
Existing Public Investors

Second-Step Conversion Process
Current MHC structure
Three-tier holding company structure
Top-tier MHC owns 71% of stock of CFFN, the publicly traded
mid-tier holding company  Minority stockholders own remaining
29% of CFFN  CFFN owns 100% of stock of Capitol Federal Savings
Bank
Second-step process
1)  MHC collapsed into CFFN, shares of CFFN stock owned by MHC are cancelled 2) CFFN merged into Capitol Federal Financial, Inc.
(“CFFI”)
3)  Minority stockholders of CFFN exchange CFFN shares for CFFI shares; they will own same percentage interest in CFFI as they did in CFFN (exclusive of fractional shares and shares
purchased)
4) CFFI offers newly issued shares equivalent to MHC’s old interest in a public offering to members and general public New public company structure
Two-tier holding company structure
100% of CFFI stock held by public stockholders; 29% held by
former minority stockholders of CFFN (including ESOP and
management) and 71% held by new investors in the offering
Net proceeds raised are added to existing stockholders’ equity of CFFN (no capital paid out in the transaction)

Appendix I: Non-GAAP Financial Measures 52

Non-GAAP Financial Measures
Fiscal Year Ended September 30,
2005  2006  2007  2008
2009  2010
Tangible book value per share
Book value per common share  $ 11.91  $ 11.89  $ 11.88  $ 11.93
$ 12.85  $ 13.11 Effect of intangible assets per share  --  --
--  --  --  -- Tangible book value per common share  $ 11.91
$ 11.89  $ 11.88  $ 11.93  $ 12.85  $ 13.11
Tangible common equity / tangible assets
Equity  $ 865,063  $ 863,219  $ 867,631  $ 871,216  $ 941,298 $ 961,950
Intangible assets -- -- -- --  --  -- Tangible equity  $ 865,063 $ 863,219  $
867,631  $ 871,216  $ 941,298  $ 961,950 Assets  $ 8,409,687  $ 8,199,073
$ 7,675,886  $ 8,055,249  $ 8,403,680  $ 8,487,130 Intangible assets --
--  --  -- -- -- Tangible assets $ 8,409,687  $ 8,199,073  $ 7,675,886
$ 8,055,249  $ 8,403,680  $ 8,487,130 Equity to assets  10.3%  10.5%
11.3%  10.8%  11.2%  11.3% Effect of intangible assets -- -- -- -- -- -- Tangible equity to tangible assets  10.3% 10.5%  11.3%  10.8%
11.2%  11.3%
Note: Dollars in thousands, except per share amounts

Non-GAAP Financial Measures (June 30, 2010 data from Appraisal)

Dollars in thousands, except per share data For the twelve months June 30, 2010	Minimum	Midpoint	Maximum
Pro forma core LTM EPS			
LTM Net income	$ 69,231	$ 69,231	$ 69,231
Less: Gain on sale of loans and securities (1)	(4,682)	(4,682)	(4,682)
Core LTM earnings estimate	64,549	64,549	64,549
Pro forma adjustments:			
Income on adjusted net proceeds	$ 11,267	$ 13,345	$ 15,423
Employee stock ownership plan (2)	(972)	(1,143)	(1,315)
Shares granted under the stock based incentive plan (3)	(2,915)	(3,429)	(3,944)
Options grated under the stock-based incentive plan (4)	(1,795)	(2,111)	(2,428)
Pro forma Core LTM earnings estimate	$ 70,134	$ 71,211	$ 72,285
Pro Forma Shares Outstanding (5)	167,494,965	197,052,900	226,610,835
Pro forma Core LTM EPS estimate	$ 0.42	$ 0.36	$ 0.32

(1) Per RP Financial, LC.; tax effected at 38.32%

(2) Assumes that 4.0% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Capitol Federal Financial, Inc. The loan will have a term of 30 years and an interest rate equal to the prime rate as published in *The Wall Street Journal*. Capitol Federal Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Capitol Federal Savings Bank's total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest. Current accounting guidance requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that: (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Capitol Federal Savings Bank; (ii) the fair value of the common stock remains equal to the $10.00 subscription price; and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 38.32%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 118,150, 139,000 and 159,850 shares were committed to be released during the period at the minimum, midpoint and maximum of the offering range, respectively, and that, in accordance with Accounting Standards Codification (ASC) 718, Compensation - Stock Compensation, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3) Gives effect to the grant of stock awards pursuant to the stock-based incentive plan expected to be adopted by Capitol Federal Financial, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that at the minimum, midpoint and maximum of the offering range this plan acquires a number of shares of restricted common stock equal to 2.0% of the shares sold in the offering, either through open market purchases, from authorized but unissued shares of common stock or treasury stock of Capitol Federal Financial, Inc. Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Capitol Federal Financial, Inc. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 10% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the nine months ended June 30, 2010. There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Capitol Federal Financial, Inc., our net income per share and stockholders' equity per share may change. This will also have a dilutive effect of approximately 1.39% on the ownership interest of stockholders.

(4) Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Capitol Federal Financial, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that options will be granted to acquire shares of common stock equal to 5.0% of the shares sold in the offering. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, and the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $1.68 for each option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 3.0%; (iv) expected life of 10 years; (v) expected volatility of 18.12%; and (vi) risk-free interest rate of 2.97%. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different. The aggregate grant date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and stockholders' equity per share will decrease. This also will have a dilutive effect of up to 3.41% on the ownership interest of persons who purchase shares of common stock in the offering.

(5) The number of shares used to calculate pro forma stockholders' equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

54

Capitol Federal Financial, Inc. (Proposed new Holding Company for Capitol Federal Savings Bank)